                                                                    EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      Three Months Ended       Six Months Ended
                                          March 31,               March 31,
                                      ------------------       ----------------
                                      1997          1996       1997        1996
                                      ----          ----       ----        ----
                                                 (Dollars in Millions)

Consolidated income
   before income taxes..............  $ 81          $ 60       $145        $128
                                      ----          ----       ----        ----
Fixed charges:
   Interest.........................   224           196        452         389
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third)....................     1             1          1           1
                                      ----          ----       ----        ----

Total fixed charges.................   225           197        453         390
                                      ----          ----       ----        ----
Earnings available
   for fixed charges................  $306          $257       $598        $518
                                      ====          ====       ====        ====

Ratio of earnings to
   fixed charges<F1>................  1.36          1.30       1.32        1.33
                                      ====          ====      =====       =====

-----------------
<F1>   In March 1987, TMCC guaranteed payments of principal and interest on
$58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of March 31, 1997, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.